Exhibit 3.1

CERTIFICATE OF AMENDMENT TO
EIGHTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DIFFERENTIAL BRANDS GROUP INC.

Differential Brands Group Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1.	The name of the Corporation is Differential Brands Group Inc.

2.            The Eighth Amended and Restated Certificate of Incorporation, as amended, is hereby amended by deleting, in its entirety, Article FIRST thereof and inserting in place thereof a new Article FIRST which reads in full as follows:

“FIRST:  The name of the corporation is Centric Brands Inc. (the “Corporation”).”

3.           This Certificate of Amendment of the Eighth Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the directors of the Corporation.

4.             This Certificate of Amendment is effective as of the time of its filing with the Secretary of State of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment to the Corporation’s Eighth Amended and Restated Certificate of Incorporation, as amended on the 29th day of October, 2018, and as attested by its Secretary.

By:	/s/ Bob Ross
	Name:	Bob Ross
	Title:	CFO and Treasurer

Attest:

By:	/s/ Lori Nembirkow
	Name:	Lori Nembirkow
	Title:	Secretary

[Signature Page to Certificate of Amendment]